Exhibit 3.136

CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY

Company No. 4605864

The Registrar of Companies for England and Wales hereby certifies that
ATTACHMINSTER LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 2nd December 2002

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House
— for the record —

HC007A